Exhibit 10.1

January 27, 2023

Joseph H. Capper

[***]

[***]

Dear Joe:

I am pleased to confirm in this letter (the “Letter Agreement”) our offer of employment to you for the position of Chief Executive Officer of MiMedx Group, Inc. (“MiMedx” or “Company”), subject to terms and conditions of this Letter Agreement. Your employment is to commence immediately with your first full day of employment on or about January 30, 2023. In this position, you will report directly to the MiMedx Board of Directors (the “Board” or “Board of Directors”).

Promptly following the date you commence employment with the Company in the capacity of Chief Executive Officer, you will be appointed to the Board of Directors. While serving in your capacity of Chief Executive Officer and member of the Board of Directors, you may not serve as MiMedx Chairman of the Board, nor serve as a member of any Committees of the Board of Directors. All compensation paid to you by the Company during this period will be resulting from your role of Chief Executive Officer, and you will not receive any additional compensation for your service on the Board of Directors. Your eligibility to serve as a member of the Board of Directors is conditioned on your employment as MiMedx Chief Executive Officer. Your service as a member of the Board of Directors will terminate effective as of the date you no longer are MiMedx’s Chief Executive Officer, whether due to the termination of your employment (without regard to the reason for such termination) or otherwise.

Your initial base salary will be $750,000 annually, subject to required and authorized taxes, deductions and withholdings. Your salary will be payable on a biweekly basis, in the gross amount of $28,846.15 per biweekly pay period. Your future salary adjustments will be in accordance with Company policy and based upon individual and Company performance, and subject to approval at the discretion of the Compensation Committee of the Board.

You will be eligible to participate in the MiMedx Group Management Incentive Plan (“MIP”) with an annual target bonus amount equal to one hundred percent (100%) of the annual base salary paid to you, subject to the terms and conditions of such program in effect from time-to-time. Your 2023 MIP incentive will be calculated based on the achievement of MiMedx financial targets and your individual objectives as determined by the Board of Directors. Specified portions of your above-referenced target bonus may be allocated to, and based on: (a) MiMedx revenue performance; (b) a MiMedx profitability metric; (c) certain R&D targets; and (d) your performance in the attainment of your 2023 objectives.

You will receive an Inducement Grant of 3,300,000 Performance Stock Units and a stock option for 3,600,000 shares, subject to the terms and conditions detailed in the attached Performance Stock Unit Agreement and Nonqualified Stock Option Agreement.

Additionally, you may be eligible to participate in the Company’s stock incentive program beginning in 2025, subject to Board approval. Awards granted under the annual long-term incentive plan typically will consist of Restricted Stock, Restricted Stock Units and Performance Stock Units, although the Company’s stock plan provides for other forms of stock-based compensation at the discretion of the Compensation Committee of the Board.

The terms of your offer include the specific compensation arrangements described above, as well as certain change in control and no-Cause separation benefits which would be payable in the event your employment is involuntarily terminated by the Company without Cause or by you for Good Reason (each, as is defined in the below-referenced Key Employee Retention Agreement) prior to a change in control, in which case such separation benefits shall be in an amount not less than two (2) times your base salary and target bonus. Alternatively, in the event your employment is involuntarily terminated by the Company without Cause or by you for Good Reason within 12 months after a change in control of the Company, such separation benefits shall be in an amount not less than two (2) times your base salary and target bonus. In each instance, you shall be entitled to either benefit continuation for a period equal to the amount of the separation payment, i.e. 24 months, or a cash payment equal to the cost of such benefit continuation. This paragraph is intended only to be an outline of the separation benefits being offered to you, which will be described more fully and governed by the terms and conditions of a Key Employee Retention Agreement, in the form to be provided by the Company, which you must execute separately to be eligible to receive the separation benefits.

You will be eligible to participate in the Company’s medical, dental, vision, life insurance, and disability benefits programs beginning on the first day of the first full month following the date of your employment. You will also be eligible to participate in the MiMedx Group 401(k) Plan effective on the first day of the first full month following the date of your employment. In addition, as an officer of the Company, you will be covered by the Company’s Director and Officer Insurance as well as other benefits afforded to the Company’s officers, including indemnity rights under and subject to the terms of the then-applicable program available to other executive officers, and which program shall provide, among other things, for the advancement of expenses in the event you are subject to a claim for which indemnification is allowed by the Company’s constituent documents or governing law. Expenses related to performing the duties of the Chief Executive Officer role will be reimbursed by the Company.

Each such benefit shall be provided subject to the terms and conditions of the applicable benefit plans, which may be revised or discontinued at any time at the Company’s discretion. A summary of the Company’s benefits is enclosed for your review. More detailed benefits eligibility and enrollment information will be sent to you shortly after you begin employment.

You will be required to physically work in the Company’s headquarters in Marietta, Georgia, as will be reasonably expected based on business needs or as requested otherwise by the Company. While we encourage you to establish residence in or around Atlanta, this position does not require you to relocate. However, in the event that the Company and you mutually agree to relocate at a later date, you shall be entitled to participate in the Company’s then-applicable relocation program.

You understand and agree that your employment relationship with the Company is at will, meaning that you and the Company are free to end your employment at any time, with or without cause and with or without advance notice.

This offer is contingent upon a favorable pre-employment drug screen result. MiMedx has contracted with Sterling (a leading consumer reporting agency) to perform this in connection with your employment. You will receive an email from Sterling, on behalf of MiMedx, that will request an electronic consent. In addition to this consent, you will need to review multiple separate documents including a standalone disclosure and sign your authorization to have the screening initiated. Once your Drug screening order is created, it must be completed within 48 hours of the Company’s receipt of your executed consent for screening.

This offer also is contingent upon your execution of a Confidentiality and Non-Solicitation Agreement, an Employee Inventions and Assignment Agreement, a Non-Competition Agreement, and an Acknowledgment of Membership in or Ownership of Legal Entities form, each in the form to be provided by the Company.

The Company is committed to the highest standards of integrity and to treating its customers, employees, fellow workers, business partners and competitors in good faith and fair dealing. We expect employees to share the same standard and values. By accepting this offer, you agree that throughout your employment, you will observe all of the Company’s rules governing conduct of its business and employees, including its policies protecting employees from illegal discrimination and harassment, as those rules and policies may be amended from time to time.

Joe, we are delighted to extend this offer to you and look forward to an exciting and mutually rewarding business association. We look forward to your joining MiMedx. Please feel free to contact me via email or call me if you have any questions.

Sincerely,

/s/ James L. Bierman
James L. Bierman
Director

cc:	MiMedx Board of Directors

ACCEPTANCE

I have read and understand the foregoing which constitutes the entire and exclusive agreement between the Company and the undersigned and supersedes all prior or contemporaneous proposals, promises, understandings, representations, conditions, oral or written, relating to the subject matter of this agreement. I understand and agree that my employment is at-will and is subject to the terms and conditions contained herein.

/s/ Joseph H. Capper	1/26/2023
Joseph H. Capper	Date